Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Jules Abraham	Scott Gordon
for Alimera Sciences	for Alimera Sciences
917-885-7378	scottg@coreir.com
julesa@coreir.com

Alimera Sciences Announces Equity Purchase Agreement for up to
$20 Million with Lincoln Park Capital

ATLANTA, October 25, 2019 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, announces that it has entered into a $20.0 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

Upon entering into the agreement, LPC purchased $1.0 million of Alimera’s registered common stock at $0.50 per share, which represents a 35% premium to the closing market price of the stock on October 24, 2019.

Thereafter and upon satisfaction of the conditions in the agreement, Alimera, from time to time over a 36-month period, will have the right, in its sole discretion, to sell up to an additional $19.0 million of its common stock to LPC. Alimera will control the timing and amount of any future sale of shares of common stock to LPC, and LPC is obligated to make purchases according to Alimera’s direction, as governed by the agreement. There are no upper limits to the price per share LPC may pay to purchase common stock from Alimera, and the purchase price of the shares will be based on the prevailing market prices of Alimera’s common shares at the time of each sale to LPC.

“The LPC commitment affords Alimera a flexible option to invest in our current business to pursue strategies to leverage our global sales infrastructure and build a leading company focused on the treatment of retinal diseases,” said Rick Eiswirth, president and CEO of Alimera. “The terms of the Agreement provide a low-cost option with no restrictive covenants or warrants. In addition, we have gained an institutional investor that has made a commitment in support of our company, as evidenced by their initial investment at a premium to the market, as we make progress in the business and build shareholder value.”

Alimera will use the net proceeds from the sales for general corporate purposes, including funding intended to facilitate the continued commercialization and growth of ILUVIEN® in the United States and in international territories, launches of ILUVIEN in new international territories, launches of ILUVIEN’s second indication for non-infectious posterior uveitis in international markets, and for potential strategic initiatives.

LPC has agreed not to engage in any direct or indirect short selling or hedging of Alimera’s shares of common stock. There are no limitations on the use of proceeds, and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. As consideration for Lincoln Park’s commitment to purchase shares of common stock pursuant to the purchase agreement, Alimera issued 1,363,636 shares of common stock to Lincoln Park. Alimera may terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty. The common stock purchase agreement and a related registration rights agreement are summarized in Alimera’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (SEC).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries include the U.K., Germany, France, Italy, Spain, Portugal, Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czech Republic, the Netherlands, and Luxembourg. The regulatory process is now in the national phase in which the European member states have finalized or are expected to finalize the label for the new indication to meet each country’s local requirements. Timeline to this goal varies by each country. ILUVIEN is not approved for treatment of uveitis in the United States.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations regarding its use of the common stock purchase agreement to obtain capital. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, the ability of Alimera to meet the terms and conditions of the agreement, the possible negative effects on the market liquidity of Alimera’s common stock of the reverse stock split that Alimera expects to implement if its stockholders approve it at the upcoming special stockholders meeting on November 4, 2019, Alimera’s ability to satisfy the conditions in the purchase agreement to direct Lincoln Park to make purchases of common stock, the effect such capital may have on the success of ILUVIEN in current markets or on any expansion into new markets, the receptiveness of current and future markets to ILUVIEN and other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019, which are on file with the Securities and Exchange Commission and available on its website at http://www.sec.gov.